EXHIBIT 10.10.1

As of January 1, 2007, the Board of Directors adopted the policy that the fair market value of the Company’s common stock for the purposes of granting stock options under the Company’s 1997 Stock Option and Purchase Plan and the 2004 Equity Incentive Plan shall be the closing price of the Company’s common stock as quoted on the NASDAQ Stock Market on the day of such grant.